                                                                      EXHIBIT 21


                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

                                                        Name Under Which
                                     Jurisdiction       such Subsidiary
        Name of Subsidiary         of Incorporation      Does Business
------------------------------     ----------------     ----------------

Lufkin Industries Canada, Ltd.     Province of Alberta,        Same
                                    Canada

P. T. Lufkin Indonesia             Republic of Indonesia       Same


Lufkin Industries FSC, Inc.        Barbados                    Same


Lufkin Industries Europe, Bv.      The Netherlands             Same


Lufkin Japan, L. L. C.             Japan                       Same


Lufkin France                      France                      Same


Lufkin Oilfield Services- Egypt    Egypt                       Same